EXHIBIT 99.1
The Great Atlantic & Pacific Tea Co., Inc. and C&S Wholesale Grocers, Inc.
Sign an Industry-Leading Agreement
MONTVALE, NJ — March 10, 2008 — The Great Atlantic & Pacific Tea Co., Inc. and C&S Wholesale Grocers, Inc., today announced the signing of a new ten-year agreement to combine their previously separate A&P and Pathmark supply agreements into one industry-leading partnership. This innovative agreement restructures the terms of their relationship aligning distribution operations, procurement practices and warehousing facility goals throughout A&P’s retail banners.
The contract is a major change in the way A&P and C&S work together. With this agreement A&P and C&S will create increased efficiencies across A&P’s distribution network, improve service levels to all stores, and enable both companies to achieve cost savings, which further contributes to the attainment of A&P’s synergy targets.
The key aspects of this agreement are:
➢	An innovative new business model

➢	A dedicated network of distribution centers

➢	Coordination and collaboration of resources

➢	Reduction of on-hand inventory

➢	Improved in-stock levels

➢	Best-in-class service levels with improved speed-to-market delivery

➢	Cost reductions which will result in savings for customers
The new agreement aligns both companies’ objectives and provides incentives to achieve mutual goals. Together, A&P and C&S expect to develop one of the lowest cost distribution systems in the Northeast grocery industry. Further, they plan to create a world-class distribution system to fulfill the merchandising needs of all of A&P’s diverse store formats, providing customers with the best product selections.
As part of this new agreement the supply roles and responsibilities will be streamlined, creating clarity that will improve coordination and result in more productive procurement practices. This agreement will enable both A&P and C&S to implement warehouse efficiency controls to reduce costs and improve store service.
Eric Claus, President & CEO, The Great Atlantic & Pacific Tea Co., states “We are extremely pleased to arrive at this ground-breaking agreement. Our partnering with C&S and its high tech infrastructure combined with our new agreement creates the value that is only derived from a ‘big business model’. This leading-edge agreement will provide cost savings and efficiencies in warehousing while benefiting all parties including, most importantly, our customers.”
Richard Cohen, Chairman & CEO, C&S Wholesale Grocers, Inc. further added, “C&S is excited to partner with A&P in an innovative relationship structure which could be the model for our industry. This agreement revolutionizes the way we do business with large retailers.”
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About The Great Atlantic & Pacific Tea Company, Inc.
Founded in 1859, A&P is one of the nation’s first supermarket chains. The Company operates 456 stores in 8 states and the District of Columbia under the following trade names: A&P, Pathmark, Waldbaum’s, The Food Emporium, Super Foodmart, Super Fresh and Food Basics. For more information, visit http://www.aptea.com.
About C&S Wholesale Grocers, Inc.
Currently celebrating its 90th year of operations, C&S is the second largest food wholesaler and the 10th largest privately held company in the United States. The company distributes food to supermarkets, retail stores and military bases across the country, currently serving over 5,000 stores from over 70 locations in 12 states. For more information, visit: http://www.cswg.com
This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers; the failure to successfully integrate Pathmark’s business and operations and realize synergies in the expected time frame.
Investor Contact:
William J. Moss
Vice President, Treasurer
(201) 571-4019
Press Contact:
Lauren La Bruno
Sr. Director, Public Relations &
Corporate Social Responsibility
labrunol@aptea.com